Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Biodel Inc.

Danbury, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2011, relating to the financial statements of Biodel Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

/s/BDO USA, LLP

New York, New York

March 28, 2012